EXHIBIT 99.1
News Release

Contacts: Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Albert E. Ferrara, Jr., Senior Vice President, Corporate Strategy and Investor Relations (513) 425-2888

AK Steel Provides Second Quarter 2013 Guidance

WEST CHESTER, OH, June 17, 2013 - AK Steel (NYSE: AKS) today provided guidance for its second quarter of 2013 financial results.
AK Steel said that it expects shipments of approximately 1,340,000 to 1,360,000 tons in the second quarter of 2013 compared to shipments of 1,289,800 tons in the first quarter of 2013, an increase of approximately 4% to 5%. For the second quarter of 2013, the company said it expects increased shipments to the automotive market and carbon spot market compared to the previous quarter.
The company expects its average selling price per-ton for the second quarter of 2013 to decrease by approximately 1%, to about $1,055 per ton, from its average selling price per ton of $1,062 for the first quarter of 2013. The expected decrease in average selling price is primarily due to lower spot market prices for carbon steel products compared to the previous quarter. Despite this quarter over quarter reduction, pricing has been more favorable in recent weeks and on May 23, 2013 and June 13, 2013, the company announced price increases on carbon flat-rolled steel products. As a result, the company's spot market selling prices have improved recently and the company expects to continue to benefit in future months from these announced price increases.
As previously disclosed, the company's second quarter results will include the effect of a planned seven-day maintenance outage at its Middletown blast furnace, which was the first major maintenance outage that has been required for that furnace since a reline in 2009. Total maintenance outage costs, including for the Middletown blast furnace, are expected to be about $21 million in the second quarter, compared to $1 million in the first quarter, representing an increase of approximately $20 million in costs from the prior quarter. The company does not have any other planned blast furnace maintenance outages for the remainder of 2013.
AK Steel said that it expects to record a non-cash income tax expense of approximately $11 million, or $0.08 per diluted share of common stock, for the second quarter of 2013 using the discrete tax method. In the first quarter of 2013, the company recorded a tax benefit of $2.8 million, or $0.02 per diluted share. As a result, the company expects its tax expense to be approximately $14 million, or $0.10 per diluted share, higher in the second quarter of 2013 as compared to the first quarter of 2013. The company currently estimates an income tax expense for the year of approximately $15 million. The company's income tax provision is primarily related to changes in the company's LIFO reserve, which results in a tax valuation allowance adjustment related to the company's deferred tax assets and could affect this estimate.
As a result, AK Steel said it expects to incur a net loss of between $0.33 and $0.38 per diluted share of common stock for the second quarter of 2013.

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Safe Harbor Statement
The statements in this release with respect to future results reflect management's estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements. The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2012, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and in Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, controls and is developing metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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